Exhibit 99.1


Equinix to Acquire Site for New Data Center in Los Angeles Market and
           Expand Existing IBX(R) Center in Silicon Valley

     West Coast Expansion Driven by Strong Demand for Data Center
               Colocation and Network Exchange Services

    FOSTER CITY, Calif.--(BUSINESS WIRE)--June 14, 2007--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced the planned acquisition of a new data center property in the Los Angeles area and the expansion of an existing center in the Silicon Valley. The announcement of the expansions comes as the demand for data center and network exchange services continues to accelerate, far outpacing supply.

    According to Tier1 Research's Mid Year 2007 Internet Data Center Supply Report, North American data center demand is outpacing supply by a factor of two to one. Equinix has responded to this increased demand with an aggressive expansion strategy since late 2003. By early 2008, Equinix will have more than doubled its capacity with expansions in the New York, Washington, D.C., Silicon Valley, Chicago, Los Angeles, Tokyo, Singapore and Sydney markets.

    The new Los Angeles area center will provide Equinix with additional data center space to respond to accelerating customer demand within the rapidly growing digital media and entertainment industry in the region. Located near one of Equinix's existing centers in El Segundo, the new center will be Equinix's fourth Internet Business Exchange(TM) (IBX(R)) center in the Los Angeles area. Equinix intends to utilize the existing high-quality building on the new site for this expansion.

    The property will be acquired for $49 million and Equinix is scheduled to close on the purchase of the property by the end of June. The center is expected to be open for customers in the fourth quarter of 2008 and will accommodate approximately 1,700 cabinets in its initial phase. The site features a total capacity of approximately 3,000 cabinets, and it will be directly linked to the three other Los Angeles area IBX centers through redundant dark fiber links managed by Equinix.

    The new center will feature physical infrastructure consistent with Equinix's industry-leading standards for security, environmental control and power availability. In addition to purchasing the land and existing building shell, Equinix plans to acquire access to power and provision fiber for interconnection to Equinix's other three IBX centers in the region.

    Also announced today, Equinix intends to expand its existing IBX center in Santa Clara, California by approximately 1,100 new cabinets. This new capacity will provide expansion options in the strategic Silicon Valley area, where the company already operates three other centers. The new space will offer direct access to the more than 90 networks and 125 enterprises and content companies already operating within Equinix's Silicon Valley IBX centers, a principal element of Equinix's value proposition. Equinix intends to begin placing new customers in the expanded space in the second quarter of 2008.

    At capacity, Equinix expects the Silicon Valley expansion to generate approximately $25.0 to $30.0 million in annual revenue. Equinix intends to invest approximately $41.0 million in the expansion, of which $26.0 million is expected to be committed in 2007. Equinix intends to update its full year capital expenditures guidance for the Los Angeles and Silicon Valley expansions on its second quarter earnings call.

    "Video and multimedia applications continue to be a catalyst for accelerated demand from our content and digital media customers in our West Coast markets," said Steve Smith, CEO of Equinix. "Today's expansions in the Los Angeles and Silicon Valley markets represent Equinix's commitment to maintaining our leadership position in the growing data center and network exchange services market."

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com